EXHIBIT 10.21

Compensation Arrangements

The Registrant’s Board of Directors determined that the performance of the organization in 2011 did not meet the criteria established by the Frozen Food Express Industries, Inc. Amended 2005 Executive Cash Bonus Plan; therefore no cash bonuses would be paid to the Named Executive Officers, as indicated in the table below.  The Company implemented a three-year succession plan in 2010 which included a compensation study completed by Pricewaterhouse Coopers, LLC under which the Board of Directors determined a Long-Term Incentive Grant (“LTI”) and a Promotion Grant would be awarded in restricted stock under the Frozen Food Express Industries, Inc. Amended and Restated 2005 Stock Incentive Plan subject to three-year vesting to the Named Executive Officers, as indicated in the table below.

Executive Name and Position	Cash Bonus	Restricted Stock Bonus	LTI Restricted Stock Grant (in shares)
S. Russell Stubbs, President and Chief Executive Officer	$-	$101,640	23,100
John Hickerson, Executive Vice President and Chief Operating Officer	$-	$85,155	20,300
John McManama, Senior Vice President and Chief Financial Officer	$-	$47,740	10,850